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                                                                   EXHIBIT 3.1.2



                  CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCE AND RELATIVE, PARTICIPATING,
                     OPTIONAL, AND OTHER RIGHTS OF SERIES B
                                PREFERRED STOCK
                                       OF
                                CODE-ALARM, INC.


     Code-Alarm Inc. (the "Corporation"), a corporation organized and existing under the Michigan Business Corporation Act, hereby certifies that, pursuant to the provisions of Section 302 of the Michigan Business Corporation Act, its Board of Directors, at a meeting duly held on October 21, 1997, adopted the following resolution:

              WHEREAS, the Board of Directors of the Corporation is authorized by the Restated Articles of Incorporation to issue up to 500,000 shares of preferred stock in one or more classes or series and, in connection with the creation of any class or series, to fix by the resolutions providing for the issuance of shares the powers, designations, preferences and relative, participating, optional or other rights of the class or series and the qualifications, limitations or restrictions thereof; and

              WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix the terms and provisions of a series of preferred stock and the number of shares constituting the series.

     NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized a series of preferred stock on the terms and with the provisions herein set forth on Annex A attached to this resolution.


                                     /s/ Rand Mueller
                                     ------------------------------------
                                     Name: Rand Mueller
                                     Title: President


ATTEST: /s/ Craig S. Camalo


Name: Craig S. Camalo
Title: Vice President & CFO



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                                   Annex A

                            SERIES B PREFERRED STOCK


         The powers, designations, preferences and relative, participating, optional or other rights of the Series B Preferred Stock of Code-Alarm Inc. (the "Corporation") are as follows:

     1.  DESIGNATION AND AMOUNT.

         This series of preferred stock shall be designated as "Series B Preferred Stock" and shall have no par value per share. The number of authorized shares constituting this series shall be one share.

     2.  DIVIDENDS.

         (1) Right to Receive Dividends. The holders of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, to the extent permitted by the Michigan Business Corporation Act, cumulative dividends in preference to any dividend on the Common Stock but not in preference to any dividend on any other class or series of stock of the Corporation at the rate of $1.00 per share per annum, payable in arrears, on December 31 of each year, commencing with December 31, 1998. The dividend for a period which is less than or more than a year shall be pro rated based upon the number of days. Any dividend not paid shall accrue and be payable when and if declared by the Board of directors or upon redemption or repurchase of the Series B Preferred Stock or the liquidation of the Corporation.

     3.  LIQUIDATION.

         In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, but not in preference to any distribution of any surplus funds of the Corporation to the holders of any other class or series of stock of the Corporation, an amount equal to (i) Ten Dollars ($10.00) per share plus (ii) all accrued but unpaid dividends on such share (the "Liquidation Preference").

     4.  VOTING RIGHTS.

         The holder of the Series B Preferred Stock shall have the following voting rights:

         (1)  Election of Directors.

              If (i) there is an Event of Default under the Credit Agreement dated as of October 24, 1997, among the Corporation, as Borrower, and the other Credit Parties identified




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therein, General Electric Capital Corporation, as Agent and Lender (as it may
be amended, supplemented or modified, the "Credit Agreement"), and (ii) Agent accelerates payment of the Obligations (as defined in the Credit Agreement), then the number of authorized directors shall be increased by an amount equal to one plus the then number of directors (e.g., if before the Event of Default, the Bylaws authorize 9 directors, the number shall be increased to 19), and the holder of the Series B Preferred Stock shall be entitled to designate from time to time (without the necessity of a meeting of shareholders) the persons to fill the directorships thus created. If the Event of Default is cured or waived and if acceleration is thereafter rescinded, the number of authorized directors shall be decreased by the amount previously increased as provided in this section and the term of any director so elected shall immediately terminate. If the Board of Directors of the Corporation has been divided into two or three classes with terms of each class expiring at a different annual meeting, then the terms of the directors which the Series B Preferred Stock can elect pursuant to this Section 4(a) shall likewise be divided into classes, with the number of directors in each class being as nearly equal as possible and with the terms of the first class expiring at the first annual meeting following their election, the terms of the second class expiring at the second annual meeting following their election and, if applicable, the terms of the third class expiring at the third annual meeting following their election. At each annual meeting after such classification, a number of directors equal to the number of the class whose term expires at the time of the meeting shall be elected to hold office until the second succeeding annual meeting if there are two classes or until the third succeeding annual meeting if there are three classes; however, the terms of each director elected by the Series B Preferred Stock shall terminate as provided in this Section 4(a).

         (2)  Certain Corporate Actions.

              So long as the Series B Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or written consent of the holder of the Series B Preferred Stock amend, repeal, modify or supplement any provision of the Restated Articles of Incorporation, any certificate setting forth the rights, preferences and privileges of any series of capital stock pursuant to the authority of the Board of Directors to authorize such series, the By-laws of the Corporation, as in effect on October 15, 1997, or any successor bylaws or this Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series B Preferred Stock (the "Certificate of Designation"), if such amendment, repeal, modification or supplement in any way adversely affects the powers, designations, preferences, or other rights of the Series B Preferred Stock.

         (3)  Other Matters.

              Except as provided in subsections (a) and (b) of this Section 4 or as required by law, the holder of Series B Preferred Stock shall have no right to vote on any matter presented to the stockholders of the Corporation.

     5.  REPURCHASE.


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         Upon payment in full of the Obligations and termination of the
Commitments (as such terms are defined in the Credit Agreement referred to in Section 4), the Corporation shall be entitled to repurchase each share of Series B Preferred Stock then outstanding for an amount equal to its Liquidation Preference, upon giving written notice of not less than five days to the holder thereof.








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